EXHIBIT 10.24

                           PURCHASE AND SALE AGREEMENT

           THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of the 21st day of September, 2000 by and between Enron North America Corp., a Delaware corporation ("Seller"), and NBP Energy Pipelines, L.L.C., a Delaware limited liability company ("Purchaser").

                                    RECITALS

           A. Seller holds, directly or beneficially, all issued and outstanding membership interests in and to Enron Midstream Services, L.L.C., a Delaware limited liability company ("EMS"), ECT Wind River, L.L.C., a Delaware limited liability company ("EWR"), and ECT Powder River, L.L.C., a Delaware limited liability company ("EPR"). EMS, EWR, and EPR are referred to herein individually as a "Transferred Company" and collectively as the "Transferred Companies."

           B. Subject to the remaining terms and conditions of this Agreement, Seller desires to sell and transfer (or cause to be transferred) to Purchaser, and Purchaser desires to purchase and acquire from Seller, all of the issued and outstanding membership interests in the Transferred Companies. The Membership Interests, defined below, acquired by Purchaser hereunder are collectively referred to as the "Acquired Membership Interests."

           NOW, THEREFORE, in consideration of the recitals and the representations, warranties and covenants set forth in this Agreement, the Parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

           1.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning given in this Section 1.1 or in the Section referred to below:

           "AAA" has the meaning specified in Section 9.9(a).

           "Acquired Membership Interests" has the meaning set forth in the Recitals to this Agreement.

           "Adjusted Purchase Price" has the meaning specified in Section 2.2.

           "Administrative Services Agreement" means the agreement entered into between Purchaser and Management Company at the Closing in the form attached hereto as Exhibit B.

           "Affiliate" means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by or is under common control with such Person, but Seller and its Affiliates (other than Northern Border Partners, L.P. and its subsidiaries, including Purchaser) shall not be considered Affiliates of Purchaser, and Northern Border Partners, L.P. and its subsidiaries (including Purchaser) shall not be considered Affiliates of Seller. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the actual power

                                                     Purchase and Sale Agreement
                                                                          Page 1
to direct the management or policies of a Person, whether through the ownership of stock, by contract or otherwise.

           "Agreement" means this Purchase and Sale Agreement, as amended, supplemented or modified from time to time.

           "Assumed Obligations" means all of Seller's obligations and liabilities under the Fort Union Consent to Assignment, the Firm Gas Gathering Agreements and the NCO Agreements relating to periods of time from and after the Closing Date.

           "Audit Committee Approval" means the special approval of the audit committee of Northern Border Partners, L.P., the parent company of Purchaser, to the effect that, as of the date of such approval, the transactions contemplated by this Agreement are fair and reasonable to Purchaser.

           "Bighorn" means Bighorn Gas Gathering, L.L.C., a Delaware limited liability company.


           "Cash Disbursements" means all cash payments by Seller that are attributable to the Transferred Companies that are incurred in the ordinary course of business consistent with past practices, including expenses and capital expenditures on the EMS Gathering System, capital contributions made by EMS to Bighorn, demand payments made to Fort Union and Lost Creek, employee expenses, general and administrative expenses (excluding Enron Corp internal allocations, capital contributions made by EWR to Lost Creek from the Reserve Account, and cash paid by Seller for activities related to the role of Lost Creek construction manager).

           "Cash Receipts" means all cash received by Seller that are attributable to the Transferred Companies including revenues received on the EMS Gathering System, distributions made to EMS, EPR, and EWR from Bighorn, Fort Union, and Lost Creek respectively, and interest income and principal payments received from Sapphire Bay, L.L.C. and Quantum Energy, L.L.C., but excluding any cash received by Seller from Lost Creek for activities related to the role of Lost Creek construction manager.

           "Claimant" has the meaning specified in Section 9.9(b).

           "Closing" means consummation of the purchase and sale of Acquired Membership Interests in accordance with the terms of this Agreement.

           "Closing Date" means September 15, 2000, or such other date as may be agreed to by Seller and Purchaser.

           "Closing Statement" has the meaning specified in Section 2.4.

           "Completed Systems" means the gathering system described in Part 4 of
Schedule 3.1(n).

           "Covered Systems" means all computer software, computer hardware, firmware, telecommunications and other information technology systems, and equipment containing


                                                     Purchase and Sale Agreement
                                                                          Page 2
microchips, including any third-party manufactured hardware, software or devices, owned, licensed or used by each Transferred Company, if any, in the performance and operation of its business or in connection with the provision of gathering services by a Transferred Company.

           "Credit Support Obligations" means the credit support and guarantee obligations described in Schedule 1.1(a).

           "Disclosure Schedule" means the Schedules included in the Disclosure Schedule attached hereto.

           "Dispute" has the meaning specified in Section 9.9(a).

           "Effective Date" means 7:00 a.m., prevailing local time in the Central time zone, on July 1, 2000.

           "EMS" is defined in the Recitals to this Agreement.

           "EMS Gathering System" means the gas gathering system of EMS as existing on the date of this Agreement located in Campbell County, Wyoming, as generally depicted on Exhibit A, including the equipment and inventory described on Exhibit A, as well as all related real property, rights of way, surface leases, contracts, contract rights and other tangible and intangible real and personal property and rights held by EMS for use in connection with such system.

           "Environmental Laws" means any and all laws, regulations, rules, orders, ordinances, requirements or determinations of any Governmental Authority (all as existing on or before the date of this Agreement) pertaining to health or the environment in effect in any and all jurisdictions in the State of Wyoming, including, without limitation, the Comprehensive Environmental Response, Compensation and Liabilities Act ("CERCLA"), the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act of 1970, the Hazardous Materials Transportation Act, all as they have been amended, and other federal, state and local laws whose purpose is to observe or protect the environment, health, wildlife or natural resources.

           "EPR" is defined in the Recitals to this Agreement.

           "Estimated Adjusted Purchase Price" has the meaning specified in
Section 2.4.

           "EWR" is defined in the Recitals to this Agreement.

           "EWR Pledge Agreement" has the meaning specified in Schedule 3.1(d).

           "Existing EMS Gas Gathering Contracts" means the contracts and agreements listed in Schedule 1.1(b).

           "Final Settlement Date" has the meaning specified in Section 2.5.

                                                     Purchase and Sale Agreement
                                                                          Page 3

           "Financial Statements" means the unaudited financial statements of each Transferred Company as of, and for the eight (8) month period ending on, August 31, 2000, as set forth in Schedule 3.1(i).

           "Firm Gas Gathering Agreements" means the Firm Gas Gathering Agreements described in Schedule 1.1(c).

           "Fort Union" means Fort Union Gas Gathering, L.L.C., a Delaware limited liability company.

           "Fort Union Consent to Assignment" means the Consent to Assignment, dated as of April 16, 1999, between Enron North America Corp. and BankBoston, N.A. as Administrative Agent under the Fort Union Credit Agreement.

           "Fort Union Credit Agreement" has the meaning specified in Schedule 1.1(a).

           "Fort Union Operating Agreement" means the Limited Liability Company Operating Agreement of Fort Union, as amended.

           "GAAP" means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (as in effect during the period covered by the Financial Statements), consistently applied.

           "Gathering Company" means Fort Union and Lost Creek individually and "Gathering Companies" means Fort Union and Lost Creek collectively.

           "Governmental Action" means any authorization, application, approval, consent, exemption, filing, license, notice, registration, permit or other requirement of, to or with any Governmental Authority.

           "Governmental Authority" means any national, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over a Transferred Company or any of its properties or assets.

           "Hazardous Material" means (a) any "hazardous substance," as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, amended; (b) any "hazardous waste" or "solid waste," in either case as defined by the Resource Conservation and Recovery Act, as amended; (c) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any other Environmental Law; (d) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq. and any amendments or authorizations thereof; (e) any asbestos-containing materials in any form or condition; (f) any polychlorinated biphenyls in any form or condition; or (g) petroleum, petroleum hydrocarbons, or any fraction or byproducts thereof.

           "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.


                                                     Purchase and Sale Agreement

           "I-80 Corridor" means the area in the Specified Geographical Area within 3 miles of each side of Interstate 80.

           "Indemnified Person" has the meaning specified in Section 6.5(a).

           "Indemnifying Person" has the meaning specified in Section 6.5(a).

           "Jurisdictional Laws" has the meaning specified in Section
3.1(m)(iii).

           "Knowledge," "Know" or "Known" (whether or not capitalized), with respect to a Person, means the actual knowledge of that Person and, where such Person is a business entity, means the actual knowledge of each of the officers, directors and managers of such entity.

           "Legal Requirement" means each of the following (as in existence on or before the date of this Agreement), any law, statute, ordinance, decree, requirement, order, treaty, proclamation, convention, rule or regulation (or interpretation of any of the foregoing) of, and the terms of any Governmental Action issued by, any Governmental Authority, including, without limitation, any applicable law, statute, ordinance, decree, requirement, order, treaty, proclamation, convention, rule or regulation (or interpretation of any of the foregoing) relating to the environment.

           "Liability" means any debt, obligation, duty or liability of any nature (including any undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

           "Lien" means any lien, mortgage, security interest, pledge, deposit, production payment, restriction, burden, encumbrance, claim, right of first refusal, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto.

           "Loss" means any loss, damage, injury, harm, detriment, Liability, diminution in value, exposure, claim, demand, proceeding, settlement, judgment, award, punitive damage award, fine, penalty, fee, charge, cost or expense (including, without limitation, costs of attempting to avoid or in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the fees, disbursements and expenses of attorneys, accountants and other professional advisors), as well as with respect to compliance with Legal Requirements relating to the environment, expenses of remediation and any other remedial, removal, response, abatement, cleanup, investigative, monitoring or record keeping costs and expenses.

           "Lost Creek" means Lost Creek Gas Gathering Company, L.L.C., a Delaware limited liability company.

           "Lost Creek Credit Agreement" has the meaning specified in Schedule 1.1(a).

           "Lost Creek Operating Agreement" means the Limited Liability Company Operating Agreement of Lost Creek.

                                                     Purchase and Sale Agreement
                                                                          Page 5

           "Management Company" means NBP Services Corporation.

           "Master Services Agreement" means the agreement, together with the attached Service Schedules 1 through 9, to be entered into between Seller and Purchaser at the Closing in the form attached hereto as Exhibit C.

           "Material" or "Materially" (whether or not capitalized) means circumstances or results having an economic effect in excess of $250,000, except as otherwise specified.

           "Material Adverse Effect" means: (a) when used with respect to a Transferred Company, a result or consequence that would materially adversely affect the condition (financial or otherwise), business prospects, results of operations or business of the Transferred Company, or the value of its assets or would materially impair the ability of the Transferred Company to own, hold, develop and operate its assets; (b) when used with respect to Seller, a result or consequence that would materially impair Seller's ability to perform its obligations hereunder or consummate the transactions contemplated hereby; and
(c) when used with respect to Purchaser, a result or consequence that would materially adversely affect the condition (financial or otherwise), results of operations or business of Purchaser or the aggregate value of its assets, would materially impair the ability of Purchaser to own, hold, develop and operate its assets, or would impair Purchaser's ability to perform its obligations hereunder or consummate the transactions contemplated hereby.

           "Material Agreements" means: (a) each Firm Gas Gathering Agreement and NCO Agreement; (b) each contract or agreement (oral or written) that involves performance of services or delivery of goods or materials by a Transferred Company of an amount or value in excess of $100,000; and (c) each contract or agreement (oral or written) that involves performance of services or delivery of goods or materials to a Transferred Company of an amount or value in excess of $100,000.

           "Membership Interests" has the meaning (for each Transferred Company) specified in the Operating Agreement (defined below) for that Transferred Company, which includes, but is not limited to, the right to receive allocations of profits and losses, distributions of cash flow, a capital account balance and all amounts a member of that Transferred Company is entitled to receive upon liquidation of that Transferred Company, all voting and approval rights and any such other rights, all as provided for in each such Operating Agreement.

           "NCO Agreements" means the agreements described in Schedule 1.1(d).

           "Notice of Disagreement" has the meaning specified in Section 2.5.

           "Operating Agreements" means the Amended and Restated Limited Liability Company Agreement for each of the Transferred Companies.

           "Other Contracts" has the meaning specified in Section 3.1(l)(ii).

           "Parties" means Seller and Purchaser, collectively.

           "Party" means Seller or Purchaser, individually.



                                                     Purchase and Sale Agreement
                                                                          Page 6

           "Permits" shall have the meaning specified in Section 3.1(m)(ii).

           "Permitted Liens" means (a) Liens for Taxes, assessments or other governmental charges or levies if the same shall not at the particular time in question be due and delinquent or are being contested in good faith by appropriate proceedings; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof for sums not yet due or which are being contested in good faith by appropriate proceedings; (c) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance and other social security legislation; (d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature; (e) easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances and defects, irregularities or deficiencies in title to real or personal property, easements, rights of way, surface use agreements or other agreements granting rights in and to real property that do not adversely affect the value of the assets of a Transferred Company by an amount in excess of $100,000, in the aggregate; (f) Liens created or arising by operation of law to secure a party's obligations as a purchaser of oil and gas; and (g) all required notices to and filings with any Governmental Authority to the extent customarily made subsequent to closing.

           "Person" means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

           "Purchase Price" has the meaning specified in Section 2.2.

           "Purchaser" has the meaning specified in the introductory paragraph of this Agreement.

           "Purchaser Indemnitees" has the meaning specified in Section 6.3.

           "Request" has the meaning specified in Section 9.9(b).

           "Reserve Account" means the account held by EWR in the amount of $3,465,000 to fund anticipated capital expenditures to Lost Creek in connection with the term conversion of the financing of the Lost Creek Credit Agreement described in Schedule 1.1(a).

           "Respondent" has the meaning specified in Section 9.9(b).

           "Seller" has the meaning set forth in the introductory paragraph of this Agreement.

           "Seller Indemnitees" has the meaning specified in Section 6.4.

           "Specified Geographical Area" means the geographical area described in Exhibit D hereto.


                                                     Purchase and Sale Agreement
                                                                          Page 7

           "Specified Project" has the meaning specified in Section 8.1.

           "Tax Returns" has the meaning specified in Section 3.1(r)(i).

           "Taxes" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, federal royalty, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States or any state, local or foreign governmental subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions attributable to any such tax, including penalties for the failure to file any Tax Return or report.

           "Term Conversion Date" has the meaning given that term in the Lost Creek Credit Agreement.

           "Transferred Company" or "Transferred Companies" shall have the meaning specified in the Recitals to this Agreement.

           "Year 2000 Ready" means capable at all times, without additional expense, human intervention or additional programming, of correctly processing (and, if applicable, calculating, comparing, sequencing, storing, retrieving, displaying, printing, inputting and outputting) calendar, date and time data before, on and after January 1, 2000 (and correctly handling each leap year).

           1.2 Other Definitional Provisions.

           (a) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof.

           (b) The words "this Agreement," "herein," "hereby," "hereunder" and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Article," "this Section" and "this subsection," and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation."

           (c) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.


                                                     Purchase and Sale Agreement
                                                                          Page 8

                                ARTICLE II
                    PURCHASE AND SALE OF MEMBERSHIP INTERESTS

           2.1 Purchase and Sale. At the Closing, Purchaser shall purchase from Seller, and Seller shall sell to Purchaser and transfer (or cause to be transferred), the Acquired Membership Interests, on the terms and subject to the conditions set forth in this Agreement.

           2.2 Purchase Price. The purchase price for the sale and transfer of the Acquired Membership Interests to Purchaser is $204,000,000 (the "Purchase Price"), subject to adjustment as provided below. The "Adjusted Purchase Price" shall be the Purchase Price adjusted as follows:

                (i) adjusted downward by the amount of Cash Receipts after the Effective Date and prior to the Closing Date;

                (ii) adjusted upward by (A) the amount of Cash Disbursements after the Effective Date and prior to the Closing Date, (B) the amount of regular salaries and related employee benefits paid to the Transferred Employees from the Closing Date through September 30, 2000, and (C) Cash Disbursements after the Closing Date and before October 31, 2000 that relate to periods prior to the Closing Date; and

                (iii) adjusted by any other amount specifically provided for in this Agreement or agreed upon by the Parties in writing.

           2.3 Closing. The Closing with respect to purchase and sale of the Acquired Membership Interests will take place on the Closing Date at 10:00 a.m., Houston time, at the offices of Andrews & Kurth L.L.P. at 600 Travis Street, Houston, Texas, 77002, or at such other place as Seller and Purchaser may otherwise agree.

           2.4 Closing Statement. Not later than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the "Closing Statement") of the estimated Purchase Price adjustments and its best estimate of the Adjusted Purchase Price (the "Estimated Adjusted Purchase Price"). As set forth in Section 2.6, the closing payment payable by Purchaser at Closing shall be the Estimated Adjusted Purchase Price.

           2.5 Post-Closing Adjustment to the Purchase Price.

           (a) On or before the date that is sixty (60) days after the Closing Date, Seller shall prepare and deliver to Purchaser a revised Closing Statement setting forth the Purchase Price adjustments and the Adjusted Purchase Price. To the extent reasonably required by Seller, Purchaser shall assist in the preparation of the revised Closing Statement. Seller shall provide to Purchaser such data and information as Purchaser may reasonably request supporting the amounts reflected on the revised Closing Statement in order to permit Purchaser to perform or cause to be performed an audit of the revised Closing Statement at Purchaser's expense. The revised Closing Statement shall become final and binding upon the parties on the date (the "Final Settlement Date") that is thirty (30) days following receipt thereof by Purchaser unless Purchaser gives written notice of

                                                     Purchase and Sale Agreement
                                                                          Page 9
      its disagreement ("Notice of Disagreement") to Seller prior to such date. Any Notice of Disagreement shall specify in detail the dollar amount, nature, and basis of any disagreement so asserted. If a Notice of Disagreement is received by Seller in a timely manner, then Seller and Purchaser shall diligently work in good faith to reach agreement on a final Closing Statement. If the Parties fail to agree on the final Closing Statement within thirty (30) days after the date of the Notice of Disagreement, the matter may be submitted by either party to arbitration under Section 9.9. The Closing Statement shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (i) the date upon which Seller and Purchaser agree in writing with respect to all matters specified in the Notice of Disagreement or (ii) the date on which the arbitrators' final decision is issued under Section 9.9.

           (b) If the Adjusted Purchase Price, as finally determined pursuant to this Section 2.5, is less than the Estimated Adjusted Purchase Price delivered pursuant to Section 2.4, then Seller will pay to Purchaser, within two business days, by wire transfer of immediately available funds, the amount of such shortfall. If the Adjusted Purchase Price, as finally determined pursuant to this Section 2.5, is greater than the Estimated Adjusted Purchase Price delivered pursuant to Section 2.4, then Purchaser will pay to Seller, within two business days, by wire transfer of immediately available funds, the amount of such excess. Such payment shall be deemed an adjustment of the Purchase Price in Section 2.2.

           2.6 Closing Obligations. At the Closing:

           (a) Seller shall deliver to Purchaser:

                (i) A duly executed Assignment and Assumption Agreement, in the form attached hereto as Exhibit E-1, by which (A) the membership interests in EMS are assigned to Purchaser free and clear of all Liens except restrictions created by the Operating Agreement for EMS,
           (B) the Fort Union Consent to Assignment, the Firm Gas Gathering Agreements, and the NCO Agreements are assigned to Purchaser, and (C) Purchaser assumes the Assumed Obligations and Seller retains liability for gas imbalances under the Firm Gas Gathering Agreements that relate to periods prior to the Closing Date;

                (ii) A duly executed Assignment and Assumption Agreement, in the form attached hereto as Exhibit E-2, by which the membership interests in EWR and EPR are assigned to Purchaser free and clear of all Liens except restrictions created by the Operating Agreements for EPR and EWR.

                (iii) A certificate in the form attached hereto as Exhibit F, dated the Closing Date and executed by an officer of Seller, to the effect that each of Seller's representations and warranties contained herein is true and correct as of the Closing Date, as if made on and as of the Closing Date, unless by their terms any such representations or warranties relate to an earlier date;


                                                     Purchase and Sale Agreement
                                                                         Page 10

                (iv) A letter duly executed by the assignors of the membership interests in EWR and EPR waiving the restrictions on dispositions of such membership interests contained in Section 3.03 of the Operating Agreements for EWR and EPR to the extent such restrictions apply to the transactions contemplated hereunder.

                (v) The Master Services Agreement duly executed by Seller;

                (vi) A copy of the executed Operating Agreements; and

                (vii) Such other certificates and documents as may be called for under this Agreement or as Purchaser shall reasonably request.

           (b) Purchaser shall deliver (or cause to be delivered) to Seller:

                (i) The Estimated Adjusted Purchase Price, by wire transfer to the account or accounts designated in writing by Seller in immediately available funds;

                (ii) Assignment and Assumption Agreements executed by Purchaser in the forms attached hereto as Exhibit E-1 and Exhibit E-2;

                (iii) The Administrative Services Agreement duly executed by Purchaser and Management Company;

                (iv) A Guaranty executed by Northern Border Intermediate Limited Partnership in the form attached hereto as Exhibit G;

                (v) The Master Services Agreement duly executed by Purchaser;

                (vi) A certificate from Purchaser in the form attached hereto as Exhibit H, dated the Closing Date and executed by an officer of Purchaser, to the effect that the representations and warranties of Purchaser contained herein are true and correct as of the Closing Date, as if made on and as of the Closing Date, unless by their terms any such representations or warranties relate to an earlier date;

                (vii) Such other certificates and documents as may be called for under this Agreement or as Seller shall reasonably request; and

                (viii) Satisfactory proof of substitute credit support necessary or required to release Seller and its Affiliates from liability under the Credit Support Obligations.

           2.7 Allocation of Adjusted Purchase Price. The Parties shall agree upon an allocation of the Adjusted Purchase Price consistent with Section 1060 of the Code and the Treasury regulations thereunder by the Final Settlement Date. The Parties shall report this transaction for federal income tax purposes in accordance with the allocation so agreed upon.


                                                     Purchase and Sale Agreement
                                                                         Page 11

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

           3.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as of the Closing Date, as follows:

           (a) Authority for Transaction. Seller has full power and authority to execute and deliver this Agreement and to perform Seller's obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding at law or in equity. Except for filings under the HSR Act and as shown in Schedule 3.1(a), Seller is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

           (b) Noncontravention. Except as shown in Schedule 3.1(b), the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority or court to which Seller or any Transferred Company is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument or other arrangement to which Seller or any Transferred Company is a party or by which Seller or any Transferred Company is bound, or (iii) conflict with or violate any provision of the Operating Agreement or any other charter document of any Transferred Company, except, in each case, as would not have, individually or in the aggregate, a Material Adverse Effect on any Transferred Company.

           (c) Consents and Approvals. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority or other Person is required by or with respect to Seller or any Transferred Company in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, except (i) for filings to be made under the HSR Act, (ii) as shown in Schedule 3.1(c), and (iii) where the failure to obtain such consent, approval, order, authorization, registration, filing or permit would not have, individually or in the aggregate, a Material Adverse Effect on any Transferred Company.

           (d) Title to Membership Interests.

                (i) The Acquired Membership Interests being conveyed by Seller to Purchaser pursuant to Section 2.1 were, immediately prior to such conveyance, held directly or beneficially by Seller and are being conveyed to Purchaser free

                                                     Purchase and Sale Agreement
                                                                         Page 12
           and clear of any Lien, claim, pledge, encumbrance, restriction on transfer (other than any restrictions on Purchaser's ability to transfer the Acquired Membership Interests under the Operating Agreements and federal and state securities laws), security interest, option, warrant, purchase right or other contract or commitment (other than the Operating Agreements). Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Acquired Membership Interests, except for the Operating Agreements.

                (ii) Except as shown in Schedule 3.1(d), EWR holds, beneficially and of record, a 35% membership interest in Lost Creek, and EPR holds, beneficially and of record, a 33.33% membership interest in Fort Union, in each case, free and clear of any Lien, claim, pledge, encumbrance, security interest, option, warrant, purchase right or other contract or commitment (other than as provided in the Fort Union Operating Agreement or the Lost Creek Operating Agreement).

                (iii) Except as shown in Schedule 3.1(d), EMS holds, beneficially and of record, ten percent (10%) of the common membership interests, and twenty percent (20%) of the Preferred A Units, in Bighorn, free and clear of any Lien, claim, pledge, encumbrance, security interest, option, warrant, purchase right or other contract or commitment (other than as provided in the Amended and Restated Limited Liability Company Operating Agreement of Bighorn).

           (e) Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Transferred Company (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (iii) is duly qualified to do business as a foreign limited liability company in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified as a foreign limited liability company or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on any Transferred Company). Copies of the Certificate of Formation and Operating Agreement (as currently in effect) of each Transferred Company have heretofore been delivered to Purchaser, and such copies are accurate and complete as of the date hereof.

           (f) No Violations. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance by Seller with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of any Transferred Company or Seller under, any provision of: (i) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to any Transferred Company or Seller, or (ii) subject to compliance with the HSR Act, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any Transferred Company or Seller or any of their respective properties or


                                                     Purchase and Sale Agreement
                                                                         Page 13
      assets, other than, in the case of either clause (i) or (ii) above, any such conflict, violation, default, right, loss or Lien that would not have, individually or in the aggregate, a Material Adverse Effect on any Transferred Company or Seller.

           (g) Capital Structure.

                (i) At the Closing, the issued and outstanding equity interests of each Transferred Company will be comprised of Membership Interests totaling one hundred percent (100%). The capital account balance, as of August 31, 2000, of each Transferred Company in respect of the Acquired Membership Interests, is set forth on Schedule 3.1(g) attached hereto.

                (ii) There are outstanding (A) no securities of any Transferred Company or any other Person convertible into or exchangeable or exercisable for equity interests in any Transferred Company, and (B) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which any Transferred Company is a party or by which it is bound obligating such Transferred Company to issue, deliver, sell, purchase, redeem or acquire equity interests in such Transferred Company (or securities convertible into or exchangeable or exercisable for equity interests in such Transferred Company) or obligating such Transferred Company to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

           (h) Business Activities of Transferred Company. Except as disclosed in Schedule 3.1(h), no Transferred Company has engaged in any business activities other than those undertaken in connection with or incidental to the development, construction, ownership and operation of its assets.

                (i) Financial Statements. The Financial Statements (which are attached hereto as Schedule 3.1(i)) are true and accurate (except to the extent any such untruths or inaccuracies do not result in Losses which exceed $50,000, in the aggregate, for each Transferred Company) and fairly present, in all material respects, the financial position of each Transferred Company as of the date thereof and the results of operations of each Transferred Company for the period then ended, and are in conformity with GAAP (subject to normal year-end adjustments, the effect of which, individually or in the aggregate, will not be materially adverse, and except for footnote disclosures required by
           GAAP), except as otherwise noted therein, and the accounting records underlying the Financial Statements accurately and fairly reflect in all material respects the transactions of each Transferred Company. Except as set forth on Schedule 3.1(i) hereto, no Transferred Company has any material Liabilities or obligations of a type which are required to be included in or reflected on the Financial Statements if prepared in accordance with GAAP, whether related to Tax or non-Tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Financial Statements or otherwise set forth on Schedule 3.1(i).

                                                     Purchase and Sale Agreement

           (j) Absence of Undisclosed Liabilities. Except as set forth in
       Schedule 3.1(j) and to the extent fully reflected or reserved against on the Financial Statements, as of the date of the Financial Statements, no Transferred Company had any Liabilities or any Tax Liabilities due or to become due and whether incurred in respect of or measured by the income or sales of that Transferred Company for any period, or arising out of any transaction entered into or any state of facts existing, on or before the date of the Financial Statements, that would have, individually or in the aggregate, a Material Adverse Effect on any Transferred Company. Since the date of the Financial Statements, no Transferred Company had incurred any Liabilities except in the ordinary course of business.

           (k) Absence of Certain Changes or Events. Except as otherwise set forth on Schedule 3.1(k) or as contemplated by this Agreement, since the date of the Financial Statements, no Transferred Company has done any of the following:

                (i) Discharged or satisfied any Lien or paid any obligation or Liability, absolute or contingent, other than current Liabilities paid in the ordinary course of business;

                (ii) Made any loans or advances or guaranteed any loans or advances to any Person (other than loans, advances or guaranties made in the ordinary course of business);

                (iii) Except for Permitted Liens, suffered or permitted any Lien to arise or be granted or created against or upon any of its assets;

                (iv) Canceled, waived or released any rights or claims against, or indebtedness owed by, third parties;

                (v) Made or permitted any amendment, supplement, modification or termination of any Material Agreement;

                (vi) Expended or committed to expend capital in excess of $100,000;

                (vii) Entered into any swap, hedging or similar arrangements;

                (viii) Made any change in the accounting methods followed by it;

                (ix) Received notice or otherwise acquired knowledge of any dispute or any other occurrence, event or condition of any character which could be anticipated to give rise to a legal or administrative action or a Material Adverse Effect on any Transferred Company;

                (x) Suffered any material adverse change in its working capital, financial condition, assets, Liabilities, reserves, business operations or prospects; or

                                                     Purchase and Sale Agreement

                (xi) Agreed, whether in writing or otherwise, to do any of the foregoing.

           (l) Contracts and Agreements.

                (i) Schedule 3.1(l) contains a listing of (A) the Existing EMS Gas Gathering Contracts, which constitute all of the contracts (whether oral or written) relating to the gathering of natural gas on the EMS Gathering System, and (B) all other Material Agreements of any Transferred Company (provided, however, that inclusion of any agreement or contract on Schedule 3.1(l) does not constitute an admission that such agreement or contract is a Material Agreement).

                (ii) No Transferred Company is in violation of, or in default in any respect under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation by such Transferred Company of, or default by such Transferred Company under,
           (A) its Operating Agreement or its other charter documents, (B) any Material Agreement, (C) any Existing EMS Gas Gathering Contracts, or
           (D) any other contract, agreement, lease or commitment, whether oral or written to which a Transferred Company is a party ("Other Contracts"), except for any such violation or default that would not have, individually or in the aggregate, a Material Adverse Effect on any Transferred Company.

                (iii) (A) all of the Existing EMS Gas Gathering Contracts, the Material Agreements and the Other Contracts are in full force and effect and are valid and enforceable in accordance with their terms, except where the failure to be in full force and effect and enforceable would not have, individually or in the aggregate, a Material Adverse Effect on any Transferred Company; (B) there is no material default or material breach under any of the Existing EMS Gas Gathering Contracts, Material Agreement or Other Contract by any Transferred Company; or (C) to Seller's knowledge, there are no material defaults or material breaches on the part of the other party to any of the Existing EMS Gas Gathering Contracts, Material Agreement or Other Contract, and Seller has no knowledge of any condition that exists or event that has occurred which, with notice or lapse of time or both, would constitute a default or a basis for force majeure or other claim of excusable delay or non-performance thereunder.

           (m) Compliance with Laws; Permits.

                (i) Except for Jurisdictional Laws (as to which Seller does not make any representation), each Transferred Company is, and at all times since its formation, has been, and, to Seller's knowledge, each Gathering Company is and at all times since its formation has been, in compliance with all Legal Requirements applicable to it or to the ownership of its assets or the operation of its business, where any failure to so be in compliance, or during such period prior to the date hereof to have so been in compliance, would be expected to have, individually or in the aggregate, a Material Adverse Effect on any Transferred


                                                     Purchase and Sale Agreement
                                                                         Page 16

           Company. Neither Seller nor any Transferred Company has received, and to the knowledge of Seller, there is not threatened, any order, notice or other communication from any Governmental Authority of any alleged, actual or potential violation and/or failure to comply with any such Legal Requirements. To Seller's knowledge, no Gathering Company has received any order, notice or other communication from any Governmental Authority of any alleged, actual or potential violation and/or failure to comply with any such Legal Requirements.

                (ii) Schedule 3.1(m) sets forth a true and accurate list of all material permits, licenses and Governmental Actions that each Transferred Company has heretofore obtained for the conduct of its business (collectively, herein the "Permits"). The Permits have been duly obtained and are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Material Adverse Effect on any Transferred Company. There are no proceedings pending or, to Seller's knowledge, threatened, which seek to revoke, cancel, suspend or modify any of the Permits. Except as set forth in Schedule 3.1(m), the Permits constitute all of the permits, licenses or Governmental Actions necessary for the conduct of each Transferred Company's business as it is conducted as of the Closing, except where the failure to posses any such permit, license or Governmental Action would not have, individually or in the aggregate, a Material Adverse Effect on any Transferred Company.

                (iii) NOTWITHSTANDING ANY OTHER PROVISION SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION REGARDING EXEMPTION FROM OR COMPLIANCE OF THE EMS GATHERING SYSTEM OR THE OTHER ASSETS OF THE TRANSFERRED COMPANIES OR THE GATHERING COMPANIES WITH THE NATURAL GAS ACT OF 1938 (15 U.S.C. ss. 717, et seq.), THE NATURAL GAS POLICY ACT OF 1978 (15 U.S.C. ss.3301 et seq.), THE LAWS OF WYOMING OR OTHER LEGAL REQUIREMENTS (COLLECTIVELY HEREIN, THE "JURISDICTIONAL LAWS") WHICH MAY: (A) REQUIRE SUCH PARTIES TO FILE FOR AND/OR OBTAIN A CERTIFICATE OF PUBLIC CONVENIENCE AND NECESSITY (OR SIMILAR LICENSES OR QUALIFICATIONS, HOWEVER DENOMINATED) WITH RESPECT TO OWNERSHIP OR OPERATION OF THEIR RESPECTIVE ASSETS; (B) REQUIRE SUCH PARTIES TO FILE FOR AND/OR OBTAIN A TARIFF (OR OTHERWISE REGULATE THE RATES WHICH SUCH PARTIES MAY CHARGE FOR GATHERING OR OTHER SERVICES) ON THEIR ASSETS; (C) REQUIRE SUCH PARTIES TO PROVIDE GATHERING OR OTHER SERVICES ON A NON-DISCRIMINATORY BASIS OR OPEN ACCESS BASIS; OR (D) OTHERWISE REQUIRE APPROVAL FROM THE FEDERAL ENERGY REGULATORY COMMISSION, WYOMING PUBIC SERVICE COMMISSION OR MONTANA PUBLIC SERVICE COMMISSION IN ORDER TO PROVIDE GATHERING OR OTHER SERVICES.

           (n) Title. Except for Permitted Liens and defects or imperfections in title that would not have, individually or in the aggregate, a Material Adverse Effect on any

                                                     Purchase and Sale Agreement
                                                                         Page 17

      Transferred Company and except as set forth on Schedule 3.1(n), each Transferred Company owns, free and clear of all Liens, all of the properties and assets (real, personal and mixed, tangible and intangible) reflected as owned by such Transferred Company in the books and records of such Transferred Company or otherwise used or employed in any manner by such Transferred Company in the conduct of its business including, without limitation, all of the properties and assets reflected in the Financial Statements (except for personal property sold since the date of the Financial Statements in the ordinary course of business), and all the properties and assets acquired by such Transferred Company since the date of the Financial Statements (except for personal property acquired and sold since the date of the Financial Statements in the ordinary course of business).

           (o) Condition of Property. Except as set forth on Schedule 3.1(o), the buildings, plants, structures and equipment owned or leased by EMS (including the EMS Gathering System), and, to the knowledge of Seller, owned or leased by each Gathering Company, are structurally sound, are in good operating condition and repair, are reasonably fit for the purposes for which they are intended to be used, and none of such buildings, plants, structures or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that in the aggregate are not material in nature or cost. WITH RESPECT TO ANY PERSONAL PROPERTY (INCLUDING EQUIPMENT OR INVENTORY) INCORPORATED IN, ASSOCIATED WITH OR HELD FOR USE IN CONNECTION WITH OPERATION OF SUCH ASSETS, SELLER DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATION, COVENANT OR WARRANTY AS TO MERCHANTABILITY, PERFORMANCE, FITNESS (BOTH GENERALLY AND FOR ANY PARTICULAR PURPOSE) OR OTHERWISE (WHICH WARRANTIES SELLER HEREBY EXPRESSLY DISCLAIMS).

           (p) Litigation. Except as otherwise set forth on Schedule 3.1(p), (i) no litigation, arbitration, investigation or other proceeding of any Governmental Authority or any third party is pending or, to the knowledge of Seller, threatened against any Transferred Company or Seller, or any of their respective assets, and (ii) to Seller's knowledge, no litigation, arbitration, investigation or other proceeding is pending or threatened against either Gathering Company or their respective assets, which, in each case, if adversely determined, will have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on any Transferred Company. There is no litigation, proceeding or investigation pending or, to the knowledge of Seller, threatened against or affecting Seller or any Transferred Company that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller or any Transferred Company in connection with the transactions contemplated hereby.

           (q) No Restrictions. Except for the applicable Operating Agreement or as otherwise set forth on Schedule 3.1(q), no Transferred Company is a party to (i) any agreement, indenture or other instrument that contains restrictions with respect to the payment of distributions with respect to its capital; (ii) any financial arrangement with respect to or creating any indebtedness to any Person (other than indebtedness reflected

                                                     Purchase and Sale Agreement
                                                                         Page 18
      in the Financial Statements or indebtedness incurred after the date of the Financial Statements in the ordinary course of business); (iii) any agreement, contract or commitment relating to the making of any advance to, or investment in, any Person (other than advances in the ordinary course of business); (iv) any guaranty or other contingent liability with respect to any indebtedness or obligation of any Person (other than guaranties undertaken in the ordinary course of business and other than the endorsement of negotiable instruments for collection in the ordinary course of business); or (v) any agreement, contract or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature.

           (r) Taxes.

                (i) Except as shown in Schedule 3.1(r), each Transferred Company, and to Seller's knowledge, each Gathering Company, has: (A) timely filed all federal, state and local returns, declarations, reports, estimates, information returns and statements required to be filed by it with respect to any Taxes and in any instance where the Transferred Company is not required to file a separate return, Seller has included such Transferred Company in its own timely filed return ("Tax Returns"); and (B) timely paid all Taxes that are reflected on such Tax Returns. Except as shown in Schedule 3.1(r), to Seller's knowledge, all such Tax Returns were correct and complete in all material respects and properly reflect any Tax Liabilities of each Transferred Company or Gathering Company.

                (ii) Except as provided in Section 4.16, with respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to the Transferred Companies, Seller shall cause the Tax Return to be prepared, shall cause to be included in such Tax Return all items of income, gain, loss, deduction and credit and other tax items of the Transferred Companies which are required to be included therein, shall file timely such Tax Return with the appropriate taxing authority, and shall be responsible for the timely payments (and entitled to any refund) of all Taxes due with respect to the period covered by such Tax Return; provided, however, that Seller shall be entitled to reimbursement from Purchaser with respect to any liability for Taxes that relates to any taxable period, or portion thereof, after the Closing Date.

                (iii) To Seller's knowledge, no audits or other administrative or court proceedings are presently pending with regard to any federal, state or local Taxes for which a Transferred Company or Gathering Company would be liable. To Seller's knowledge, there are no pending requests for rulings from any taxing authority, no outstanding subpoenas or requests for information by any taxing authority with respect to any Taxes, no proposed reassessments by any taxing authority of any property owned or leased, and no agreements in effect to extend the time to file any Tax Return or the period of limitations for the assessment or collection of any material Taxes for which a Transferred Company or Gathering Company would be liable. There are no Liens (other than Permitted Liens) on any assets of any Transferred Company resulting from the failure of that


                                                     Purchase and Sale Agreement
                                                                         Page 19

           Transferred Company to pay any Taxes. Each Transferred Company has, and to Seller's knowledge, each Gathering Company has, withheld and paid all Taxes required to have been paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or any third party.

           (s) Brokers. No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any other brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of Seller

           (t) Related Transactions. Except as set forth on Schedule 3.1(t), there are no agreements, instruments, commitments, extensions of credit, indebtedness, Tax sharing or allocation agreements or other contractual agreements of any kind between or among a Transferred Company and Seller, or any Affiliate of Seller or a Transferred Company, which require any payment by a Transferred Company to an Affiliate or any payment by an Affiliate of a Transferred Company to a Transferred Company.

           (u) Year 2000 Readiness. The Covered Systems are Year 2000 Ready.

           (v) Environmental Compliance. Except as set forth in Schedule 3.1(v):


                (i) Each Transferred Company is on the date of this Agreement and has been and will be on the Closing Date in compliance with Environmental, Laws in all material respects, and to the knowledge of Seller, each Gathering Company is and has been and will be on the Closing Date in compliance with all Environmental Laws in all material respects;

                (ii) Each Transferred Company, and, to Seller's knowledge, each Gathering Company, has made all notices and obtained all material permits, licenses and registration required by Environmental Laws, or has submitted applications for them, and is in material compliance with their terms and conditions;

                (iii) No Governmental Authority or any third person has made any environmental claim against a Transferred Company or, to Seller's knowledge, a Gathering Company, including the filing of any lawsuit, the commencement of any administrative action or proceeding, or the issuance of any order, decree, consent agreement or notice of violation, and, to Seller's knowledge, no such claim is threatened;

                (iv) No Hazardous Materials that have been generated or transported by a Transferred Company, or to Seller's knowledge, a Gathering Company, have been disposed of at a site which at the time of the Closing is on the National Priorities List, the CERCLIS or any analogous list of State Superfund sites, nor has a Transferred Company or, to Seller's knowledge, a Gathering Company, received notice that any Governmental Authority claims or, to Seller's knowledge, threatens to claim, that a Transferred Company or a Gathering

                                                     Purchase and Sale Agreement

           Company is a potentially responsible party in connection with a cleanup authorized by CERCLA; and

                (v) To the Seller's knowledge, there have been no material releases of Hazardous Materials to surface waters or groundwater by a Transferred Company or a Gathering Company in violation of Environmental Laws.

THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE SELLER CONTAINED IN THIS
SECTION 3.1 ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND THE SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER WARRANTIES. EXCEPT AS SET FORTH IN THIS AGREEMENT OR ANY DOCUMENT, AGREEMENT OR CERTIFICATE TO BE DELIVERED AT THE CLOSING. (A) THE SELLER SHALL NOT BE DEEMED TO HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, OR RELATING TO THE TITLE, CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE OR FITNESS FOR ANY PURPOSE OR AS TO MERCHANTABILITY WITH RESPECT TO ANY TRANSFERRED COMPANY OR GATHERING COMPANY OR ITS ASSETS; AND (B) THE SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO PURCHASER IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, RELATIVE TO PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OR HYDROCARBON RESERVES (IF ANY) IN THE AREA OF ANY OF THE ASSETS OF ANY TRANSFERRED COMPANY OR THE ABILITY OR POTENTIAL OF ANY OF THE ASSETS OF ANY TRANSFERRED COMPANY TO GATHER SUCH HYDROCARBONS OR ANY OTHER MATTERS CONTAINED IN THE DATA OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO PURCHASER BY THE SELLER OR BY SELLER'S AGENTS OR REPRESENTATIVES OR BY ANY OTHER PARTY.

           3.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

           (a) Organization of Purchaser. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

           (b) Authority for Transaction. Purchaser has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding at law or in equity. Except for filings under the HSR Act, Purchaser is not required to give any notice to, make any


                                                     Purchase and Sale Agreement
                                                                         Page 21
      filing with or obtain any authorization, consent or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

           (c) Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) subject to compliance with the HSR Act, violate any statute, regulation, rule, injunction, judgment, order, decree, any ruling, charge or other restriction of any Governmental Authority or court to which Purchaser is subject or any provision of Purchaser's charter document; or
      (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Purchaser is a party or by which Purchaser is bound.

           (d) Consents and Approvals. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority or any other Person is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby except for filings to be made under the HSR Act.

           (e) Litigation. There is no litigation, proceeding or investigation pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Purchaser in connection with the transactions contemplated hereby.

           (f) Brokers' Fees. Purchaser has no Liability or obligation to pay any brokerage or finder's fee or commission to any broker, finder, investment banker or other Person with respect to the transactions contemplated by this Agreement.

                                   ARTICLE IV
                            COVENANTS AND AGREEMENTS

           4.1 Public Announcements. Each Party will consult with the other Party before issuing any press release with respect to the transactions contemplated by this Agreement and shall not issue any press release prior to obtaining the approval of the other Party; provided, however, that such approval shall not be required where such release or announcement is required by applicable law, securities regulations or rules of an applicable stock exchange; and provided further, that the Parties will consult each other and give reasonable cooperation to the other Party with respect to the content of any such press releases.

           4.2 Payment of Expenses. The Parties to this Agreement shall each bear their own expenses incurred in connection with the transactions contemplated herein, except that Purchaser shall pay all fees related to filings required under the HSR Act.

           4.3 Further Assurances. Seller and Purchaser agree that from time to time, whether at or after the Closing Date, they will execute and deliver such further instruments of

                                                     Purchase and Sale Agreement
conveyance and transfer and take such other action as the other Parties may reasonably request in order more effectively to consummate the transactions contemplated by this Agreement.

           4.4 Employee Matters.

           (a) Administrative Services Agreement. Purchaser shall cause the Management Company to enter into the Administrative Services Agreement with Purchaser at the Closing.

           (b) Employment. Purchaser shall cause the Management Company to make offers of employment to certain employees of Seller. The offer of employment by the Management Company will be effective on the first day of the month following the Closing Date, at no less than 100% of the employee's current base salary on the Closing Date (including the incentive structure described in Section 4.4(d) below), with substantially equivalent responsibilities, headquartered in the Denver, Colorado office or such other location as specified in the offer of employment, and with an aggregate value of fringe benefits that are substantially equivalent to benefits maintained by Seller for such employees immediately prior to the Closing Date.

           (c) Employee Benefit Plans. Purchaser shall cause the Management Company to procure or maintain for Seller's employees who accept offers of employment with the Management Company (the "Transferred Employees") the existing Enron Corp. employee benefit plans for such Transferred Employees that have no less than a substantially equivalent aggregate value of benefits and coverage as the benefit plans that are maintained by Seller immediately prior to the Closing Date for the Transferred Employees.

           (d) Incentive Structure. The Management Company will implement an incentive compensation program, as described in the Administrative Services Agreement, to encourage the Transferred Employees to develop new business opportunities, develop Purchaser's existing assets, and contribute to the financial performance of Purchaser.

           4.5 Conduct of Business Pending Closing. Subject to Section 4.6 and the constraints of the Operating Agreements and other existing agreements, from the date hereof through the Closing Date, except as disclosed in Schedule 4.5 or as otherwise consented to or approved by Purchaser (which consent or approval shall not be unreasonably withheld or delayed), Seller covenants and agrees that:

           (a) Changes in Business. Seller shall cause each Transferred Company to comply with the following:

                (i) each Transferred Company shall not make any material change in the conduct of its business or operations;

                (ii) except in the ordinary course of business and consistent with past practices, each Transferred Company shall not enter into, assign, terminate, or amend, in any material respect, any Material Agreement;

                                                     Purchase and Sale Agreement
                                                                         Page 23

                (iii) each Transferred Company shall not:

                     (a) declare or pay any dividends or make any distributions in respect of, or issue any of, its equity securities or securities convertible into its equity securities, or repurchase, redeem, or otherwise acquire any such securities or make or propose to make any other change in its capitalization; except that on or before the Closing Date, Seller shall have the right to cause each Transferred Company to dividend to Seller any or all of the cash, except the Reserve Account, held by such Transferred Company which dividends shall be reflected in the Closing Statement and the revised Closing Statement prepared pursuant to Section 2.5;

                     (b) merge into or with or consolidate with any other
                corporation or acquire all or substantially all of the business or assets of any corporation or other Person;

                     (c) make any change in its Certificate of Formation or
                Operating Agreement; and

                     (d) purchase any securities of any corporation or other
                Person, except for investments made in the ordinary course of business and consistent with prior practices;

                (iv) other than pursuant to the requirements of existing contracts or commitments, each Transferred Company shall not sell, lease, or otherwise dispose of any of its assets, except for (a) assets sold, leased, or otherwise disposed of in the ordinary course of business, (b) the sale or disposition of any item of personal property or equipment having a value of less than $100,000, and (c) the pledge by EWR of its membership interests in Lost Creek under the EWR Pledge Agreement; and

                (v) each Transferred Company shall not take any action or enter into any commitment with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up of its business or operations.

           (b) Liens. Seller shall not, and will cause each Transferred Company not to, grant any express lien or security interest on any assets of each Transferred Company, except to the extent (i) required or permitted incident to the operation of the assets of each Transferred Company and the business of each Transferred Company, (ii) required or evidenced by any Material Agreements, and (iii) required under the EWR Pledge Agreement.

           (c) Operations. Seller shall:

                (i) cause each Transferred Company's assets to be maintained and operated in the ordinary course of business in accordance with each Transferred Company's past practices (including the repair or replacement of damaged,

                                                     Purchase and Sale Agreement
                                                                         Page 24
           destroyed, obsolete, depreciated, non-working, or non-economical items of equipment or other personal property), maintain insurance now in force with respect to such Transferred Company's assets, and pay or cause to be paid all costs and expenses in connection therewith promptly when due;

                (ii) cause each Transferred Company to use its reasonable efforts to maintain its relationships with suppliers, customers, and others having material business relations with each Transferred Company with respect to its assets so that they will be preserved for Purchaser on and after the Closing Date; and

                (iii) cause EPR to vote in favor of the expansion of the existing gathering system of Fort Union if a vote is taken by the members of Fort Union on such matter prior to the Closing Date.

           4.6 Qualifications on Conduct. Seller and each Transferred Company may take (or not take, as the case may be) any of the actions described in
Section 4.5 above if reasonably necessary under emergency circumstances (or if required or prohibited pursuant to Law) and provided Purchaser is notified as soon thereafter as practicable.

           4.7 Actions by Parties. Each Party agrees to use commercially reasonable efforts to satisfy the conditions to Closing set forth in Article 5.

           4.8 Supplement to Schedules. Seller may, from time to time prior to the Closing, by written notice to Purchaser, supplement or amend the Disclosure Schedule to this Agreement to correct any matter that would constitute a breach of any representation or warranty of Seller contained in this Agreement. No such supplement or amendment will affect the rights and obligations of the Parties under Section 5.1 or Section 5.2 until after the Closing Date. Notwithstanding anything in this Agreement to the contrary, if the Closing occurs, any such supplement or amendment of any such schedule will be effective to cure and correct for indemnification purposes any breach of any representation, warranty, or covenant that would have existed by reason of Seller not having made such supplement or amendment.

           4.9 Access. Between the date hereof and the Closing Date, Seller shall permit Purchaser and its representatives, during regular business hours and upon reasonable advance notice, access to review the books and records of Seller regarding the Transferred Companies. To the extent the books and records of Seller with respect to the Transferred Companies do not contain information regarding a Gathering Company that Purchaser desires to review, Seller shall use its reasonable efforts to cause each Gathering Company to make such information available to Purchaser.

           4.10 Credit Obligation Replacement. Purchaser shall cooperate with Seller and use all commercially reasonable efforts to provide or cause an Affiliate of Purchaser to provide substitute credit support for the Credit Support Obligations and to cause the release of Seller and each Affiliate of Seller from the Credit Support Obligations on or before the Closing Date.

           4.11 Name Change. Within 30 days after the Closing Date, Purchaser shall and shall cause the Transferred Companies to cease using the trademarks, service marks, logos, and

                                                     Purchase and Sale Agreement
                                                                         Page 25
trade names of Seller, including causing each Transferred Company to remove "Enron" and "ECT" from its name.

           4.12 Title Defects. On or before 90 days after the Closing Date, Seller shall cure the title defects affecting or burdening the Completed Systems in a manner that would generally be considered prudent by an experienced owner of similar properties.

           4.13 Lost Creek. If the Term Conversion Date under the Lost Creek Credit Agreement does not occur on or before the Closing, Purchaser shall execute and deliver, and cause its Affiliates to execute and deliver, all such instruments and documents that may be required to complete the conversion from a Construction Loan to a Term Loan under the Lost Creek Credit Agreement.

           4.14 Release of Assumed Obligations. If Seller has not obtained releases of the obligations of Seller under the Firm Gas Gathering Agreements and the NCO Agreements on or before the Closing Date, Purchaser shall, when reasonably requested by Seller, execute and deliver all such instruments and documents, and take such actions, as may be reasonably required to obtain such releases of such obligations of Seller.

           4.15 Gas Imbalances -- Further Assistance. From and after the Closing Date, Purchaser shall take all actions reasonably requested by Seller to permit Seller to resolve the gas imbalances existing under the Firm Gas Gathering Agreements as of the Closing Date.

           4.16 Certain Tax Matters. Seller shall be responsible for and shall pay all sales and use taxes related to the ownership and operation of the EMS Gathering System and to periods of time prior to the Effective Date and Purchaser shall be responsible for, and shall cause EMS to pay, all sales and use taxes related to the ownership and operation of the EMS Gathering System and to periods of time from and after the Effective Date.

                                    ARTICLE V
                               CLOSING CONDITIONS

           5.1 Seller's Closing Conditions. The obligation of Seller to proceed with the Closing contemplated hereby is subject, at the option of Seller, to the satisfaction on or prior to the Closing Date of all of the following conditions.

           (a) Representations, Warranties and Covenants. The representations and warranties of Purchaser contained in Section 3.2 of this Agreement shall be true and correct in all material respects on and as of the Closing Date, and the covenants and agreements of Purchaser to be performed on or before the Closing Date shall have been duly performed in all material respects in accordance with this Agreement.

           (b) Closing Documents. On or prior to the Closing Date, Purchaser shall have delivered all agreements, instruments, and documents required to be delivered by Purchaser under Section 2.6(b).

           (c) No Action. On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Seller or any of its Affiliates) shall be pending or

                                                     Purchase and Sale Agreement
      threatened before any court or governmental agency or body of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or recover damages from Seller or any Affiliate of Seller resulting therefrom.

           (d) Waiting Period. The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated with no adverse action taken or threatened by applicable Governmental Authorities.

           (e) Purchase Price. Purchaser shall have delivered the Estimated Adjusted Purchase Price to Seller by wire transfer in immediately available funds.

           (f) Credit Support. Purchaser shall have provided satisfactory substitute credit support, and Seller and its Affiliates shall have been released from, the Credit Support Obligations.

           (g) Board of Directors Approval. Seller shall have received the approval of its board of directors to the transactions contemplated by this Agreement.

           5.2 Purchaser's Closing Conditions. The obligation of Purchaser to proceed with the Closing contemplated hereby is subject, at the option of Purchaser, to the satisfaction on or prior to the Closing Date of all of the following conditions.

           (a) Representations, Warranties and Covenants. The representations and warranties of Seller in Section 3.1 of this Agreement shall be true and correct in all material respects on and as of the Closing Date, and the covenants and agreements of Seller to be performed on or before the Closing Date shall have been duly performed in all material respects in accordance with this Agreement.

           (b) Closing Documents. On or prior to the Closing Date, Seller shall have delivered all agreements, instruments, and documents required to be delivered by Seller under Section 2.6(a).

           (c) No Action. On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Purchaser or any of its Affiliates) shall be pending or threatened before any court or governmental agency or body of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or recover damages from Purchaser or any Affiliate of Purchaser resulting therefrom.

           (d) Waiting Period. The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated with no adverse action taken or threatened by applicable Governmental Authorities.

           (e) Consents. Seller shall have obtained all consents or waivers required to sell and transfer (or cause to be transferred) the Acquired Membership Interests to Purchaser and the terms of such consents or waivers shall be reasonably acceptable to Purchaser.

                                                     Purchase and Sale Agreement

           (f) Due Diligence Review. Purchaser shall have completed its due diligence review of the Transferred Companies and the Gathering Companies and the results of that review shall be reasonably satisfactory to Purchaser.

           (g) Approvals. Purchaser shall have received the Audit Committee Approval and the approval of the Partnership Policy Committee of Northern Border Partners, L.P.

           (h) Lender Consent. Purchaser shall have received from its existing lenders all waivers and consents necessary to consummate the transactions contemplated by this Agreement.

                                   ARTICLE VI
                   SURVIVAL OF REPRESENTATIONS AND AGREEMENTS
                     INDEMNIFICATION AND THIRD PARTY CLAIMS

           6.1 Survival. The representations, warranties, covenants, agreements, indemnities, and other obligations of each Party in this Agreement and in any certificate delivered in connection herewith shall survive the Closing and shall continue in full force and effect until the second anniversary of the Closing Date; provided, however, (i) if a bona fide claim has been asserted by written notice of such claim delivered to the Indemnifying Person prior to the expiration of the second anniversary of the Closing Date, the applicable representation, warranty, covenant, indemnity or agreement with respect to which such bona fide claim is asserted, insofar as it relates to such bona fide claim, shall not terminate, but shall continue in full force and effect until final resolution of such claim and any indemnification obligations with respect thereto and (ii) if Seller has not been fully released from its obligations under the Firm Gas Gathering Agreements and the NCO Agreements by the second anniversary of the Closing Date, then Purchaser's indemnity obligations in
Section 6.4(ii) shall not terminate and continue in full force and effect until the earlier of the date on which Seller obtains such release or the expiration of the applicable statute of limitations.

           6.2 Right to Indemnification Not Affected by Knowledge. The right to indemnification in accordance with the provisions of this Article VI will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification in accordance with the provisions of this Article VI.

           6.3 Indemnification by Seller. Except as otherwise provided in this
Article VI, Seller unconditionally, absolutely and irrevocably agrees to and shall defend, indemnify and hold harmless Purchaser and each of its subsidiaries, members, partners, Affiliates, officers, directors, managers, employees, counsel, agents, contractors, successors, assigns, heirs and legal and personal representatives (collectively referred to as the "Purchaser Indemnitees") from and against, and shall reimburse the Purchaser Indemnitees for, each and every Loss, including without limitation those Losses arising out of the strict liability (including, without limitation, strict liability arising pursuant to environmental laws) of any Person, paid, imposed on or

                                                     Purchase and Sale Agreement
                                                                         Page 28
incurred by the Purchaser Indemnitees, directly or indirectly, relating to, resulting from or arising out of, or any allegation by any third party with respect to, any inaccuracy in any representation or warranty of Seller under this Agreement or any certificate or other agreement or document delivered or to be delivered by Seller under this Agreement, whether or not the Purchaser Indemnitees relied thereon or had Knowledge thereof, or any breach or nonfulfillment of any covenant, agreement or other obligation of Seller under this Agreement or any other agreement or document delivered or to be delivered by Seller under this Agreement.

           With respect to matters not involving proceedings brought or asserted by third parties, within 10 days after notification from the Purchaser Indemnitees supported by reasonable documentation setting forth the nature of the circumstances entitling the Purchaser Indemnitees to indemnity hereunder, Seller, at no cost or expense to the Purchaser Indemnitees, shall diligently commence resolution of such matters and shall diligently and timely prosecute such resolution to completion. If Seller, within 10 days after notice, fails to diligently commence resolution of such matters, the Purchaser Indemnitees shall have the right to undertake the resolution of such matters at the sole expense of Seller. With respect to those claims that may be satisfied by payment of a liquidated sum of money, including, without limitation, claims for reimbursement of expenses incurred in connection with any circumstances entitling the Purchaser Indemnitees to indemnity hereunder, Seller shall pay the full amount so claimed to the extent supported by reasonable documentation within 15 days of such resolution. If Seller disputes its liability in connection with such claim, it shall pay any undisputed part of such liability, and the Purchaser and Seller shall have 30 days to resolve any remaining dispute. If any proceeding is commenced between Seller and any Purchaser Indemnitee, the prevailing party in such proceeding shall be entitled to recover all reasonable costs and expenses incurred in connection with proceeding, including, without limitation, attorneys' fees. If any proceeding is commenced or threatened by any third party for which the Purchaser Indemnitees are entitled to indemnification under this
Section 6.3, the provisions of Section 6.5 shall control.

           6.4 Indemnification by Purchaser. Except as otherwise provided in this Article VI, Purchaser unconditionally, absolutely and irrevocably agrees to and shall defend, indemnify and hold harmless Seller and each of Seller's Affiliates, employees, counsel, agents, contractors, successors, assigns, heirs and legal and personal representatives (collectively referred to as the "Seller Indemnitees") from and against, and shall reimburse the Seller Indemnitees for, each and every Loss paid, imposed on or incurred by the Seller Indemnitees, directly or indirectly, relating to, resulting from or arising out of (i) any inaccuracy in any representation or warranty of Purchaser under this Agreement or any agreement, certificate or other document delivered or to be delivered by Purchaser under this Agreement, whether or not the Seller Indemnitees relied thereon or had Knowledge thereof, or any breach or nonfulfillment of any covenant, agreement or other obligation of Purchaser under this Agreement or any agreement or document delivered by Purchaser under this Agreement, (ii) the Assumed Obligations, and (iii) the Acquired Membership Interests, the Transferred Companies or the Gathering Companies (whether relating to periods of time before or after the Closing Date) to the extent such Loss was not properly asserted by Purchaser under Section 6.3 by the dated specified in Section 6.1. With respect to matters not involving proceedings brought or asserted by third parties, within 10 days after notification from the Seller Indemnitees supported by reasonable documentation setting forth the nature of the circumstances entitling the Seller Indemnitees to indemnity hereunder, the Purchaser, at no cost or expense to the Seller Indemnitees, shall

                                                     Purchase and Sale Agreement
diligently commence resolution of such matters and shall diligently and timely prosecute such resolution to completion. If Purchaser, within 10 days after notice, fails to diligently commence resolution of such matters, the Seller Indemnitees shall have the right to undertake the resolution of such matters at the expense of the Purchaser. With respect to those claims that may be satisfied by payment of a liquidated sum of money, Purchaser shall pay the amount so claimed to the extent supported by reasonable documentation within 15 days of such resolution. If Purchaser disputes its liability in connection with such claim, it shall pay any undisputed part of such liability, and Purchaser and Seller shall have 30 days to resolve any remaining dispute. If any proceeding is commenced between Purchaser and any Seller Indemnitee, the prevailing party in such proceeding shall be entitled to recover all reasonable costs and expenses incurred in connection with such proceeding, including, without limitation, attorneys' fees. If any proceeding is commenced or threatened by any third party for which the Seller Indemnitees are entitled to indemnification under this
Section 6.4, the provisions of Section 6.5 shall control.

            6.5 Notice and Defense of Third-Party Claims.

           (a) If any proceeding (other than a proceeding described in Section 6.5(b)) shall be brought or asserted under this Article against an indemnified party or any successor thereto (the "Indemnified Person") in respect of which indemnity may be sought under this Article from an indemnifying person or any successor thereto (the "Indemnifying Person") pursuant to any civil or regulatory proceeding, the Indemnified Person shall give prompt written notice of such proceeding to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses; provided, that any delay or failure so to notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is materially prejudiced by reason of such delay or failure. In no event shall any Indemnified Person be required to make any expenditure or bring any cause of action to enforce the Indemnifying Person's obligations and liability under and pursuant to the indemnifications set forth in this Article. In addition, actual or threatened action by a Governmental Authority or other Person is not a condition or prerequisite to the Indemnifying Person's obligations under this Article. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing proceedings and to participate in the defense thereof, but the reasonable fees and expenses of such counsel shall be at the expense of the Indemnified Person unless the Indemnified Person shall in good faith determine that there exist actual or potential conflicts of interest which make representation by the same counsel inappropriate. The Indemnified Person's right to participate in the defense or response to any proceeding should not be deemed to limit or otherwise modify its obligations under this Article. In the event that the Indemnifying Person, within 20 days after notice of any such proceeding, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such proceeding for the account of and at the expense of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof. Anything in this Article to the contrary notwithstanding, the Indemnifying Person shall

                                                     Purchase and Sale Agreement
      not, without the Indemnified Person's prior written consent, settle or compromise any proceeding or consent to the entry of any judgment with respect to any proceeding.

           (b) Notwithstanding the foregoing, if any proceeding shall be brought or asserted under this Article against an Indemnified Person in respect of which indemnity may be sought under this Article from an Indemnifying Person pursuant to a regulatory proceeding or any criminal proceeding, the Indemnified Person shall assume the defense thereof, including the employment of counsel, all at the expense of the Indemnified Person. The Indemnifying Person, at its expense, shall have the right to employ separate counsel and participate in the defense thereof, subject to the Indemnified Person's right to control such proceeding. The Indemnified Person shall not, without the Indemnifying Person's prior written consent, which will not be unreasonably withheld, settle or compromise any proceeding or consent to the entry of any judgment with respect to any proceeding that requires the payment of money damages.

           (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a proceeding or claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise, or settle such proceeding or claim, but the Indemnifying Person will not be bound by any determination of a proceeding or claim so defended or any compromise or settlement effected without its consent.

           6.6 Limits on Indemnity Obligations.

           (a) No Indemnified Person shall be entitled to indemnification from an Indemnifying Person pursuant to this Article VI with respect to any Loss unless any Indemnified Person notifies such Indemnifying Party of such Loss prior to the expiration of the survival period applicable thereto. In the event an Indemnified Party delivers notice of any Loss which is subject to indemnification under this Article VI prior to expiration of the survival period, the survival period shall continue with respect to any Loss specified in such notice, without the Indemnified Party being required to specify the amount of such Loss.

           (b) If the total amount of all Losses covered by this Article VI which the Purchaser Indemnitees have the right to assert against Seller does not exceed an amount equal to one percent (1%) of the Adjusted Purchase Price (the "Deductible Amount"), then Seller shall have no obligation under this Article VI with respect to any such Losses. If the total amount of all of the Purchaser Indemnitees Losses exceeds the Deductible Amount, then Seller's obligations under this Article VI shall be limited to the amount by which the aggregate amount of all such Losses exceeds the Deductible Amount.

           (c) Seller's liability to the Purchaser Indemnitees under this
      Article VI for Losses arising out of or attributable to a Transferred Company shall not exceed the amount of the Adjusted Purchase Price allocated to that Transferred Company under Section 2.7. Seller's total aggregate liability to Purchaser under this Article VI or

                                                     Purchase and Sale Agreement
                                                                         Page 31
      otherwise in connection with the Acquired Membership Interests, the Transferred Companies or the transactions contemplated by this Agreement shall not exceed the Adjusted Purchase Price.

           (d) Notwithstanding anything contained to the contrary in any other provision of this Agreement, Seller and Purchaser agree that the recovery by either Party hereto of any damages suffered or incurred by it as a result of any breach by the other Party of any of its representations, warranties, covenants or obligations or any other matter or claim under this Agreement shall be limited to the actual damages suffered or incurred by the Indemnified Party as a result of the breach by the breaching Party of its representations, warranties, covenants or obligations hereunder, and in no event shall either Party ever be liable to the other Party for any indirect, consequential, special, exemplary or punitive damages, except to the extent constituting part of a third party claim suffered or incurred by an Indemnified Party as a result of the breach or other action or matter by the Indemnifying Party of any of its representations, warranties, covenants or obligations hereunder.

           (e) The Parties agree that the sole and exclusive remedy for any Losses incurred in connection with or as a result of the transactions contemplated in this Agreement shall be their rights to indemnity under this Article VI (subject to the procedures and limitations set forth herein).

           (f) ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY, AND INDEMNITIES IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE VI, SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED, OR INDEMNIFIED.

           6.7 Right to Subrogation of Indemnified Party. If an Indemnifying Party is obligated to pay any Losses arising out of its indemnification obligations under and pursuant to the terms of this Article VI, the Indemnifying Party shall be entitled to be subrogated to the rights of any Indemnified Party and/or a Transferred Company (to the extent of the Indemnifying Party's indemnity obligations that have been satisfied under this Agreement) and may pursue (and collect on its own behalf) any and all claims with respect to such indemnified Losses against third parties but not against a Transferred Company. In such event, the Indemnified Party shall give, and shall cause such Transferred Company to give, all necessary cooperation to the Indemnifying Party in order to: (i) file (or cause to be filed) claims under all insurance policies held by such Transferred Company in respect to any indemnified Losses, (ii) pursue all claims for indemnification, contribution or other recoveries (whether for breach of contract or otherwise) under agreements with third parties other than a Transferred Company, and (iii) pursue all rights or contribution or other recoveries afforded under applicable law (including, but not limited to, remedies awarded under Environmental Laws) against third parties but not against a Transferred Company. Pursuit of any and all such claims or rights of recovery shall be at the sole cost and expense, and for the sole benefit, of the Indemnifying Party.

                                                     Purchase and Sale Agreement

           6.8 General Provisions. Purchase and Sale Agreement Page 32

           (a) The amount of any Loss for which indemnification is sought pursuant to this Article VI shall be calculated on an after tax basis, taking into account any tax consequences (including the tax consequences to an Indemnified Person of payments made by an Indemnifying Person under this Article VI) which may be realized by the Indemnified Person under any applicable law on account of the Loss.

           (b) The term "proceeding" as used in this Article VI means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) which is commenced, conducted or heard by or before or otherwise involving any governmental body or arbitrator.

                                   ARTICLE VII
                                   TERMINATION

           7.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

           (a) by the written mutual consent of Seller and Purchaser; or

           (b) if the Closing has not occurred by the close of business on the Closing Date, then (a) by Seller if any condition specified in Section 5.1 has not been satisfied on or before such close of business, and shall not theretofore have been waived by Seller, or (b) by Purchaser if any condition specified in Section 5.2 has not been satisfied on or before such close of business, and shall not theretofore have been waived by Purchaser; provided, in each case, that the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by the Party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein on the part of such Party that is required to be fulfilled on or prior to Closing.

           7.2 Effect of Termination. In the event of termination of this Agreement by Seller or Purchaser pursuant to Section 7.1, written notice thereof shall promptly be given by the terminating Party to the other Party, and this Agreement shall terminate upon receipt of such notice. If this Agreement is terminated as provided herein, all filings, applications and other submissions made to any Governmental Authority shall, to the extent practicable, be withdrawn from the Governmental Authority to which they were made.

                                  ARTICLE VIII
                              PARTICIPATION RIGHTS

           8.1 Purchaser's Rights. If Seller or any of its wholly-owned subsidiaries proposes to develop or acquire an interest in, directly or indirectly, a natural gas processing plant, natural gas gathering system, natural gas transportation pipeline, or natural gas transmission system all or part of which is located in the Specified Geographical Area, other than (i) natural gas sales or distribution pipelines connecting to end users or local distribution companies or (ii) any natural gas transportation pipeline or transmission system in the I-80 Corridor (each a "Specified Project"), then Seller shall promptly give written notice to Purchaser describing in

                                                     Purchase and Sale Agreement
reasonable detail the Specified Project. If Purchaser notifies Seller in writing within ten (10) business days after receipt of Seller's notice that Purchaser desires to participate in such Specified Project, Seller and Purchaser shall work together in good faith for a commercially reasonable period (given the nature of the Specified Project) to permit Purchaser the right to participate in the asset based equity portion of the Specified Project on terms that are acceptable to Seller and Purchaser. If after the end of such period, Seller and Purchaser have failed to reach agreement on Purchaser's participation in such Specified Project, Seller shall have no further obligations to Purchaser under this Section 8.1 with respect to such Specified Project. Any Specified Project developed by Seller as part of a transaction that is primarily a producer finance transaction shall not be considered a Specified Project.

           8.2 Seller's Rights. If Purchaser or Northern Border Partners, L.P. or any of its wholly-owned subsidiaries proposes to develop or participate in, directly or indirectly, a Specified Project, then Purchaser shall promptly give written notice to Seller describing in reasonable detail the Specified Project. If Seller notifies Purchaser in writing within ten (10) business days after receipt of Purchaser's notice that it desires to participate in such Specified Project, Seller and Purchaser shall work together in good faith for a commercially reasonable period (given the nature of the Specified Project) to permit Seller the right to participate in all gas or other energy linked commodity transactions and producer outsourcing opportunities related to the Specified Project, including access to gathering or transportation services, on terms that are acceptable to Seller and Purchaser. If after the end of such period, Seller and Purchaser have failed to reach agreement on Seller's participation in such Specified Project, Purchaser shall have no further obligations to Seller under this Section 8.2 with respect to such Specified Project.

           8.3 Term of Participation Rights. The participation rights created in this Article VII shall terminate on the last day of the sixtieth (60th) month following the Closing Date.

           8.4 Certain Proprietary Rights. Except for the Conoco, Inc. Pioneer Pipeline Company project and the Petro Source CO2 project which are either pending or under development by Seller or Seller and Purchaser, the proprietary rights to any Specified Project under development by Seller in the Specified Geographical Area will be assigned to Purchaser. All proprietary rights and information concerning any transactions outside the Specified Geographical Area which are under development by Seller or the Transferred Employees shall remain with Seller.

           8.5 No Limitation. The provisions of this Article VIII and the participation rights granted herein shall not limit or restrict the Seller or Purchaser from pursuing or developing transactions outside of the Specified Geographical Area.

                                   ARTICLE IX
                                  MISCELLANEOUS

           9.1 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Texas without giving effect to the principles of conflicts of law thereof.


                                                     Purchase and Sale Agreement

           9.2 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

           9.3 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party; provided, however, that Purchaser may assign its rights, interests or obligations hereunder to its Affiliates without the prior written consent of the other Party hereto, but no such assignment shall relieve such Purchaser from its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

           9.4 Entire Agreement. This Agreement (including the Exhibits and the Disclosure Schedule attached hereto) constitutes the entire agreement between the Parties, and supersedes any prior understandings, agreements, arrangements and representations between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

           9.5 Notices. All notices, requests, demands, claims and other communications required or permitted hereunder shall be in writing and shall be sent by (a) personal delivery (effective upon delivery), or (b) registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below (effective on the third day after being so mailed):

           If to Seller:

                Enron North America Corp.
                1400 Smith Street
                Houston, Texas 77002
                Attention: Ms. Barbara Gray
                Telephone: 713-853-6832

           If to Purchaser:

                NBP Energy Pipelines, L.L.C.
                1111 South 103rd Street
                Omaha, Nebraska 68124-1000
                Attention:  Mr. Robert Hill
                Telephone:  402-398-7888

Any Party may change its address for receiving notices by giving written notice of such change to the other Parties in accordance with this Section 9.5.

           9.6 Amendment. This Agreement may be amended by the Parties at any time only by a written instrument signed on behalf of each of the Parties.

           9.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such

                                                     Purchase and Sale Agreement
                                                                         Page 35
invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

           9.8 Waivers. Subject to the remaining terms of this Agreement, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Any failure of a Party to comply with any obligation, covenant, agreement or condition herein may be waived by each Party affected thereby only by a written instrument signed by the Party granting such waiver. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of either Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by either Party hereto of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.


           9.9 Arbitration. Notwithstanding anything in this Agreement to the contrary, all Disputes (defined below) between the Parties relating to this Agreement shall be resolved as follows:

           (a) Any claim, action, dispute or controversy of any kind arising out of or relating to this Agreement ("Dispute") shall be resolved by mandatory and binding arbitration administered by the American Arbitration Association (the "AAA") pursuant to the Federal Arbitration Act (Title 9 of the United States Code) in accordance with this Agreement and the then-applicable Commercial Arbitration Rules of the AAA. The Parties acknowledge and agree that the transactions evidenced and contemplated hereby involve "commerce" as contemplated in Section 2 of the Federal Arbitration Act. If Title 9 of the United States Code is inapplicable to any such Dispute for any reason, such arbitration shall be conducted pursuant to the Delaware Voluntary Alternative Dispute Resolution Act (Del. Code Ann. Tit. 6, ss.ss.7701-21), this Agreement and the then-applicable Commercial Arbitration Rules of the AAA. To the extent that any inconsistency exists between this Agreement and the foregoing statute or rules, this Agreement shall control. Judgment upon the award rendered by the arbitrator acting pursuant to this Agreement may be entered in, and enforced by, any court having jurisdiction, absent manifest disregard by such arbitrator of applicable law; provided, however, that the arbitrator shall not amend, supplement or reform in any manner any of the rights or obligations of either Party hereunder or the enforceability of any of the terms or provisions of this Agreement. Any arbitration proceedings under this Agreement shall be conducted before three (3) arbitrators (selected as set forth in Section 9.9(b) below), who have no direct or indirect relationship with either Party or either Party's Affiliates.

           (b) The arbitration shall be conducted by three (3) arbitrators. The Party initiating arbitration (the "Claimant") shall appoint its arbitrator in its request for arbitration (the "Request"). The other Party or Parties (the "Respondent") shall appoint its or their arbitrator within thirty
      (30) days after receipt of the Request and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such thirty (30) day period, the AAA shall appoint an

                                                     Purchase and Sale Agreement
                                                                         Page 36
      arbitrator on behalf of the Respondent, which arbitrator shall be deemed to have been appointed by the Respondent. The two (2) Party-appointed arbitrators shall not be required to be neutral. The two (2) Party-appointed arbitrators shall appoint a third arbitrator within thirty
      (30) days after the appointment of the Respondent's arbitrator. When the third arbitrator has accepted the appointment, the two (2) Party-appointed arbitrators shall promptly notify the Parties to the Dispute of the appointment. If the two (2) Party-appointed arbitrators fail to appoint a third arbitrator or to notify the Parties to the Dispute within the time period prescribed above, then the appointment of the third arbitrator shall be made by the AAA, which shall promptly notify the Parties of the appointment. The third arbitrator shall act as chair of the panel.

           (c) Each Party shall bear its own expenses of the arbitration, including, without limitation, fees and expenses of counsel incident to any arbitration. The fees and expenses of the arbitrator and the AAA shall be borne equally by the Parties to the Dispute. The arbitrator shall have the power and authority to award expenses to the prevailing Party to the Dispute if the arbitrator elects to do so.

           (d) The ruling of the arbitrators shall be in writing and signed and shall be final and binding upon the Parties. The fees and expenses of counsel, witnesses and employees of the Parties and all other costs and expenses incurred in connection with arbitration shall be allocated as determined by the arbitrators. Judgment on the arbitration award or decision may be entered in any court having jurisdiction.


                                                     Purchase and Sale Agreement
                                                                         Page 37

           IN WITNESS WHEREOF, the Parties have executed this Agreement or caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                                        Seller:

                                        ENRON NORTH AMERICA CORP.

                                        By: /s/ Brian L. Remond
                                            ------------------------------------
                                        Name:   Brian L. Remond
                                                --------------------------------
                                        Title:  Managing Director
                                                --------------------------------


                                        Purchaser:

                                        NBP ENERGY PIPELINES, L.L.C.

                                        By:    /s/ Jerry L. Peters
                                            ------------------------------------
                                        Name:   Jerry L. Peters
                                                --------------------------------
                                        Title:  Vice President
                                                --------------------------------


                                                     Purchase and Sale Agreement
                                                                         Page 38